CONFIDENTIAL

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	APPENDIX A: LIST OF FUNDS shall be deleted in its entirety and replaced with the following new APPENDIX A: LIST OF FUNDS:

APPENDIX A

LIST OF FUNDS1

Effective as of October 19, 2026

Thrivent Core Plus Bond ETF (TCPB)

Thrivent Small-Mid Cap Equity ETF (TSME)

Thrivent Ultra Short Bond ETF (TUSB)

Thrivent International Large Cap ETF (TILC)

Thrivent International Small Cap ETF (TISC)

Thrivent Securitized Income ETF (TSIE)

Thrivent Large Cap Stock ETF (TLCS)

ALPS Distributors, Inc.		Thrivent ETF Trust

By:	/s/ Stephen Kyllo	By:	/s/ Michael W. Kremenak

Name:	Stephen Kyllo	Name:	Michael W. Kremenak

Title:	SVP & MD	Title:	President

[1]	This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.